 Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Between

YUENGLING’S ICE CREAM CORPORATION,

as Buyer

REVOLUTION DESSERTS, LLC

and

SELLING MEMBERS

Dated as of April 30, 2022

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (together with all annexes, exhibits and schedules appended hereto, this “Agreement”), dated as of April 30, 2022 (the “Effective Date”) is made by and among Yuengling’s Ice Cream Corporation, a Nevada corporation (the “Buyer”), Revolution Desserts, LLC, a Pennsylvania limited liability company (the “Company”), and the persons set forth on Schedule 1 attached hereto (each a “Selling Member” and, collectively, the “Selling Members”). The Buyer, the Company and the Selling Members shall each be referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Selling Members own, beneficially and of record, on a fully-diluted basis, one hundred percent (100%) of the issued and outstanding membership interests of the Company (the “Purchased Equity”);

WHEREAS, the Parties desire to enter into this Agreement for, among other things, the sale by the Selling Members, and the purchase by Buyer, of the Purchased Equity upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the adequacy and sufficiency of which is acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1              Specific Definitions. As used in this Agreement, the following terms shall have the meaning ascribed to them below:

“Affiliate” of a specified Person shall mean any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, membership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning given to it in the preamble to this Agreement.

“Allocation Schedule” shall have the meaning given to it in Section 3.3.

“Award Agreement” shall mean that certain Award Agreement in form and substance mutually agreement to the Parties to the effect that Buyer shall remit to Selling Members cash and Preferred Stock over five quarters provided that the Company achieve certain mutually agreed upon milestones set forth in the Award Agreement.

“Bank Debt” shall mean the outstanding principal and unpaid interest the Company owes to any of its banks as of the Closing Date.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in Philadelphia, Pennsylvania.

“Buyer” shall have the meaning given to it in the preamble to this Agreement.

“Cash Consideration” shall mean the amount of $80,000 previously advanced to the Company.

“CERCLA” shall have the meaning given to it in Section 4.1.16(a).

“Claim” shall have the meaning given to it in Section 9.2.1.

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“Closing” shall have the meaning given to it in Section 3.2.

“Closing Date” shall have the meaning given to it in Section 3.2.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning given to it in the preamble to this Agreement.

“Company Business” shall mean the Business of the Company, including without limitation production, distribution and sales of ice cream, sorbet, frozen yogurt, other frozen dairy desserts, and any other business of the Company on the Closing Date.

“Consent” shall mean a consent, approval, order or authorization of or registration, declaration or filing with or exemption by any Governmental Authority or any other Person.

“Debt” of any Person at any date shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts arising in the ordinary course of business, (d) all monetary liabilities of such Person under contracts, and (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument

“Effective Date” shall have the meaning given to it in the preamble to this Agreement.

“Employment Agreements” shall mean those Employment Agreements in form and substance mutually agreeable to Buyer and the each of the key employees set forth on Schedule 2.

“Environmental Laws” shall have the meaning given to it in Section 4.1.16(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Governmental Authority” shall mean any (a) national, state, county, municipal or local government (whether domestic or foreign) and any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any environmental, zoning, or any comparable regulatory authority), (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitrator with authority to bind a party at law.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code, judgment, decree, directive, guidelines, treaty, official directive, policy or similar form of decision of, or any interpretation or administration of any of the foregoing by, any Governmental Authority having jurisdiction over the matter in question.

“Hazardous Substances” shall have the meaning given to it in Section 4.1.16(a).

“Interim Period” shall have the meaning give to it in Section 10.3.

“Liabilities” shall mean, with respect to a Person, any and all Debts, liabilities and obligations, of any kind whatsoever, whether absolute, accrued, contingent, fixed, known or unknown, or whether due or to become due.

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“Lien” shall mean any mortgage, deed of trust, lien (choate or inchoate), security interest, assessment, hypothecation, defect in title, encroachment, restrictive covenant, easement or encumbrance of any kind, whether arising by contract or under any Governmental Rule and whether or not filed, recorded or otherwise perfected or effective under any applicable Governmental Rule, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Losses” shall have the meaning given to it in Section 9.2.1.

“Material Adverse Effect” shall mean any facts, events, occurrences or changes that are individually or in the aggregate materially adverse to (a) the Business, assets or financial condition of the Company, or (b) the assets of the Company.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” means the unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for periods ended December 31, 2021.

“Parties” shall have the meaning given to it in the preamble of this Agreement.

“Permit” shall mean any approval, consent, waiver, exemption, variance, franchise, order, decree, permit, authorization, registration, filing, submission, certification or license of, with or from a Governmental Authority.

“Permitted Liens” shall mean (a) Liens for Taxes if the same are not at the time due and delinquent; (b) Liens incurred in the ordinary course of Business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety bonds, performance and return-of-money bonds and other obligations of like nature; (c) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of Business or existing on property that, individually or collectively, (i) do not materially interfere with the ordinary conduct of Business or the use of that property for the Business and (ii) will not materially interfere with the development, financeability, construction, interconnection or operation of the Business; (d) materialmen’s, mechanic’s, worker’s, employee’s, purchase money security interests or other similar Liens arising in the ordinary course of business in connection with the Business, either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings; and (e) Liens that do not have a Material Adverse Effect on the Company or the Business and such other title exceptions approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed).

“Person” shall mean any natural person, corporation, company, voluntary association, limited liability company, partnership, firm, association, joint venture, trust, unincorporated organization, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Preferred Stock” shall mean shares of the Series B Preferred Stock of Buyer pursuant to designation filed with the Secretary of State of Nevada, which shall be convertible into shares of common stock of Buyer.

“Promissory Note” shall mean that certain promissory note in the original principal amount of $155,000, in form and substance mutually agreeable to the Parties.

“Purchase Price” shall have the meaning given to it in Section 3.1.

“Purchased Equity” shall have the meaning given to it in the recitals to this Agreement.

“Schedules” shall have the meaning given to it Section 4.1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

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“Seller Indemnified Party” shall have the meaning given to it in Section 9.3.1.

“Seller Required Consents” shall have the meaning given to it in Section 4.1.10.

“Selling Members’ knowledge” or “knowledge,” in reference to the Company, shall mean the knowledge, after conducting due inquiry, of the Selling Members. For purposes of this definition, “due inquiry” shall mean that Selling Members have reviewed existing records and files relating to the Company and consulted with the current officers, employees, representatives and advisors of the Company who are involved in the Company’s operations and are likely to have information relevant to the particular disclosure item.

“Selling Member” and “Selling Members” shall have the meaning given to it in the preamble to this Agreement.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether any such Tax is disputed or not.

“Third Party Claim” shall mean an assertion of a Claim by a third-party (whether pursuant to a lawsuit or other legal action or otherwise).

ARTICLE 2
PURCHASE AND SALE OF INTERESTS

2.1              Purchase and Sale of the Purchased Equity. On the Closing Date, and subject to and upon the terms and conditions of this Agreement, the Buyer agrees to purchase from the Selling Members, the Purchased Equity for the consideration provided herein.

2.2              Conveyance of Purchased Equity. On the Closing Date, each Selling Member shall (i) execute an instrument of assignment, as well as any and all other documents and/or instruments necessary to convey their respective Purchased Equity to Buyer, all of which instruments and documents shall be in form and substance reasonably acceptable to Buyer; and (ii) surrender to Buyer the certificates, if any, evidencing their respective Purchased Equity purchased by Buyer, duly endorsed in blank with no restrictive legends other than as may be required in order to comply with the Securities Act or applicable state securities law (or in the case of any lost, stolen or destroyed membership interest certificates, an affidavit in respect thereof including an indemnity in favor of Buyer against third party claims).

ARTICLE 3
PURCHASE PRICE AND PAYMENT

3.1              Purchase Price. In consideration of the purchase and sale of the Purchased Equity, Buyer shall pay to the Selling Members the following (the “Purchase Price”) in the manner and subject to the conditions set forth below:

3.1.1           Cash Consideration and Promissory Note. On the Closing Date, Buyer shall remit to Sellers the following: (i) the Cash Consideration, which the Parties acknowledge and agree has been remitted prior to the date of this Agreement; (ii) the Promissory Note; and (iii) $80,000.

3.1.2           Preferred Stock. At the Closing, the Buyer shall issue to Selling Members the Preferred Stock.

3.2              Closing. The consummation of the purchase of the Purchased Equity (the “Closing”) will take place by transmission of electronic documents at such time and place as the Parties may agree. Failure to consummate the purchase and sale as provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.2 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. The time and date upon which the Closing occurs is referred to as the “Closing Date”.

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3.3              Allocation. The Purchase Price (and any other amounts to the extent included in the amount realized for income Tax purposes will be allocated among the assets of the Company in accordance with section 1060 of the Code (the “Allocation Schedule”). Each Party will report the purchase and sale of the Company’s assets on all Tax Returns (including IRS Form 8594) in accordance with such allocations and no Party will take any position contrary to the Allocation Schedule unless required by law. The Parties agree to notify each other with respect to the initiation of any Action by the IRS or any other Governmental Authority relating to such allocations and agree to consult with each other with respect to any Action by the IRS or any other Governmental Authority.

3.4              Further Funding. Buyer agrees to contribute up to $2,000,000 of growth capital to the Company.

ARTICLE 4
representations and
warranties of the Company

4.1              Representations and Warranties of the Company. The Selling Members and the Company hereby jointly and severally represent and warrant to the Buyer that the statements contained in this Section 4.1 are correct and complete as of the Effective Date and as of the Closing Date, except as set forth in the Schedules attached hereto as of the Effective Date and further attached as of the Closing Date:

4.1.1        Organization. The Company (a) has been duly formed, is validly existing and is in good standing under the laws of the Commonwealth of Pennsylvania and (b) has been duly qualified to do business in and is in good standing in all jurisdictions in which its ownership of property or the character of its business require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite power and authority to own all of its assets, and to carry on its business as now being conducted. The certificate of organization of the Company, previously made available to Buyer, are correct and complete, are in full force and effect and have not been amended, modified, supplemented or terminated as of the Closing Date.

4.1.2        Binding Effect. The Company has taken all necessary limited liability company action to authorize, effect and approve the transactions set forth herein. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.1.3        Nature of Business. Since its formation date, the Company has engaged solely in the business of ice cream production, marketing, distribution, and wholesale and retail sales (the “Business”), and the Company has not engaged in any other business, incurred any capital expense or acquired any real or personal property other than specifically related to its Business. No event or condition has occurred since the most recent Balance Sheet Date, which has had, or is reasonably likely to have, a Material Adverse Effect.

4.1.4        Company Assets. Schedule 4.1.4 lists all of the material assets held by the Company as of the Effective Date. Except as specifically provided on Schedule 4.1.4, the Company owns or holds all of the ownership interests in each of the assets.

4.1.5        Absence of Undisclosed Liabilities. The Company does not have any Undisclosed Liabilities, except as and to the extent reflected on Schedule 4.1.5.

4.1.6        Absence of Certain Changes. Except as disclosed in Schedule 4.1.6, since its Most Recent Balance Sheet Date, (i) the Company has not (a) conducted its Business other than in the ordinary and usual course consistent with past practice, (b) incurred any Liabilities except as disclosed on Schedule 4.1.5 or other than in the ordinary and usual course consistent with past practice or any Liens other than Permitted Liens or issued any debt securities or assumed or guaranteed the obligations of any other Person, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the membership interests/units of the Company, (d) sold, transferred or otherwise disposed of, any of its assets, (e) incurred any Liabilities which would be required by GAAP to be shown on the balance sheets of the Company (or the footnotes of such balance sheets) which were not incurred in the ordinary course of its business, (f) changed its accounting methods or practices in any material respect or (g) agreed or committed to do any of the foregoing, and (ii) none of the assets held by the Company have suffered any physical damage which would reasonably be expected to have a Material Adverse Effect.

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4.1.7        Taxes.

(a)               The Company has been treated as a partnership for Federal income tax purposes beginning with the Company’s inception date.

(b)               To the extent that any tax filings have been required to have been made by the Company, and taxes paid by the Company, such filings and payments have been made.

(c)               There are no Liens for Taxes on any of the Company’s assets, other than Permitted Liens.

4.1.8        Noncontravention. Neither the Company’s execution and delivery of this Agreement nor its performance of its obligations hereunder, (i) violates the organizational documents of the Company; (ii) violates or constitutes a default under any agreement or instrument to which the Company is a party or by which the Company may be bound; or (iii) subject to obtaining the Seller Required Consents, requires the consent or approval of any Person, which has not already been obtained or which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.

4.1.9        No Violations. The execution, delivery and performance of this Agreement the Company will not, subject to obtaining the Seller Required Consents, result in any violation in any respect by the Company under any provisions of: (a) the articles of organization of the Company or similar governing documents of the Company; (b) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Affiliates or their respective properties or assets; or (c) any note, bond, mortgage, Permit, concession, license, contract, lease or other agreement, instrument of obligation of any kind to which the Company is now a party or by which it or any of its properties or assets may be bound or affected.

4.1.10    Seller Required Consents. Except as disclosed in Schedule 4.1.10 (the “Seller Required Consents”), the Company is not required to give any notice or obtain any Consent from any Person or any Governmental Authority whatsoever in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.1.11    Compliance with Law. Except as disclosed in Schedule 4.1.11 or would not have a Material Adverse Effect on the Company, the Company has complied in all respects with all federal, state, county, and local laws, regulations, and orders that are applicable to the Business and the Company has not received any notice of such non-compliance.

4.1.12    Litigation. Except as described in Schedule 4.1.12, the Company has not received written notice of any litigation, claim, action, suit, proceeding or governmental investigation pending and to the knowledge of the Company there is no pending, threatened litigation, claim, action, suit, proceeding or governmental investigation against the Company that relates in any way to the Business which could reasonably be expected to result in a Material Adverse Effect.

4.1.13    Contracts. Schedule 4.1.13 lists all of the contracts and obligations, written or oral, that are binding on the Company or that have been executed in connection with the Business of the Company (the “Material Contracts”). True and complete copies of all such Material Contracts have been provided to Buyer at or before the time of Closing. Except as set forth in Schedule 4.1.13, the Material Contracts that have been executed are in full force and effect, are valid and binding, and enforceable against the Company, and, to the knowledge of the Company, the other parties thereto in accordance with their respective terms. Except as disclosed in Schedule 4.1.13, no other party to any such contract is in default in the performance of, or is not in compliance with, any material provision of any such contract. Except as disclosed in Schedule 4.1.13, no event has occurred that with the passage of time or the giving of notice or both would constitute a default by the Company or any other party under any material provision thereof.

4.1.14    Employees and Employee Benefit Plans. Schedule 4.1.14 lists each of the Company’s current employees. The Company does not maintain, and does not have any liability or obligation under, any “Employee Welfare Benefit Plan,” as defined in Section 3(1) of ERISA, any “Employee Pension Benefit Plan”, as defined in Section 3(2) of ERISA, any other “employee benefit plan”, as defined in Section 3(3) of ERISA, and is not currently contributing employers to any multi-employer plans, as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

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4.1.15    Real and Personal Property

(a)               Title and Encumbrances. Schedule 4.1.15(a) sets forth as of the date of this Agreement a list of all real property owned in fee by the Company material to the conduct of the Business (“Owned Real Property”) and the existing title insurance polices and title reports given by a title insurance company for each Owned Real Property (“Title Reports”). Except as provided in Schedule 4.1.15(a), to the Company’s knowledge, the Company will have on the Closing Date, the title in and to the Owned Real Property as disclosed in the Title Reports, free and clear of all Liens other than Permitted Encumbrances.

(b)               Material Improvements. To the Company’s knowledge, except as set forth on \Schedule 4.1.15(b):

(i)                 the material improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the Company to conduct its Business operated thereon in the ordinary course as currently operated (or expected to operate) except where the failure to have such access would not have a Material Adverse Effect; and

(ii)              the material improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the Business to be operated in the ordinary course as currently operated.

(c)               Condemnation Proceedings. Except as set forth on Schedule 4.1.15(c), as of the date of this Agreement, no condemnation proceeding is pending or, to the Company’s knowledge, threatened, which would preclude or materially impair the use of any Owned Real Property for the uses for which it is intended.

(d)               Restrictive Covenants Not Violated. To the Company’s knowledge, the current use of the Owned Real Property by the Company does not violate in any material respect any restrictive covenants in the Title Reports that affect any of the Owned Real Property, where the violation is likely to have a Material Adverse Effect.

(e)               Real Property Leases. Schedule 4.1.15(e) sets forth a list of all material real property leases to which the Company is a party as of the date of this Agreement. Each lease set forth on Schedule 4.1.15(e) is a valid and binding obligation of the Company (subject to any of such leases being terminated in the ordinary course of business and in accordance with the terms thereof) is in full force and effect. To the Company’s knowledge, the Company is not and no other party, is, as of the date of this Agreement, in default in any material respect under any lease set forth on Schedule 4.1.15(e). As of the date of this Agreement, no condemnation proceeding is pending or, to the Company’s knowledge, threatened by any Governmental Authority in writing, which would preclude or materially impair the use of any leased real property on Schedule 4.1.15(e) for the uses for which it is intended, except as noted in Schedule 4.1.15(e).

(f)                Personal Property. Except as set forth in Schedule 4.1.15(f), the Company has good title to, or hold pursuant to valid and enforceable leases, all of the tangible properties and assets of the Company (excluding Real Property) that are material to the conduct of the Company Businesses with only the exceptions as constitute Permitted Encumbrances, and the tangible properties and assets of the Company are sufficient for the current conduct of the Company’s Businesses.

4.1.16    Environmental Matters. Except as set forth in Schedule 4.1.16 or, if not known to the Company, would not have a Material Adverse Effect on the Company:

(a)               The Company is not in violation of any applicable federal, state or local laws or regulations or binding and enforceable orders or legal requirements relating to protection of the environment (including natural and biological resources, ambient air, surface water, groundwater, land, or surface or subsurface strata) including any of the above relating to emissions, discharges, releases of petroleum and petroleum-derived products, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Substances”), or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Migratory Bird Treaty Act, or the rules and regulations promulgated thereunder, all as amended or in effect on or prior to the Closing Date (all the foregoing collectively, “Environmental Laws”).

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(b)               There are no claims, actions, proceedings or investigations pending or threatened against the Company, or related to any of its assets, before any court or Governmental Authority alleging a violation of any Environmental Law.

(c)               There have been no discharges, emissions, spilling, or other releases of Hazardous Substances which are or were required to be investigated or reported by the Company under any Environmental Law\.

4.1.17    Permits. Schedule 4.1.17 identifies all Permits required for the conduct of the Company’s Business, including those that have been obtained by the Company and the current status of all applications for any such Permits that have not yet been obtained. The Company is in compliance with the terms of the Permits that have been obtained.

4.1.18    Information. This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading in any material respect at the time it is made. There is no fact which could be reasonably expected to have a Material Adverse Effect on the Company that has not been disclosed in this Agreement or in another written statement delivered to Buyer by Selling Members or the Company. Except as otherwise expressly provided herein, Selling Members make no representation or warranty with respect to the accuracy of any facts, statements, analysis or conclusions contained in any third-party reports or other third-party documents provided to Buyer; however, Selling Members have no knowledge that any such facts as stated are inaccurate except as would not have a Material Adverse Effect on the Company or as disclosed on Schedule 4.1.18.

4.1.19    Capitalization of Company. As of the Effective Date, and at all times since the Company’s inception, the Selling Members have owned, beneficially and of record, one hundred percent (100%) of the issued and outstanding membership interests or other equity interests of the Company. All of the issued and outstanding membership interests or other equity interests of the Company are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with applicable Federal and state securities laws. There are not (a) any securities or interests convertible into or exchangeable for any of the membership interests of the Company, (b) any rights, options or warrants to subscribe for or purchase any of the membership interests of the Company (excluding those arising under this Agreement) and (c) any contracts or other understandings with any third party relating to any of the foregoing.

4.1.20    Related Party Contracts. Except as provided on Schedule 4.1.20, none of the Selling Members nor any Affiliate of any Selling Member (a) is a party to any outstanding agreement with the Company or (b) is a party to any contract, agreement or arrangement related to the Business, other than this Agreement.

4.1.21    Brokers or Finders. None of the Selling Members nor the Company has engaged any broker, finder or other agent with respect to the transactions contemplated by this Agreement. Pursuant to Article 9, Selling Members will indemnify and hold harmless Buyer and the Company from and against all claims, actions, causes of action, liabilities, losses, damages and reasonable out-of-pocket expenses and costs resulting from, arising out of or relating to any broker, finder or other agent fees with respect to the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE SELLING MEMBERS

5.1              General Representations and Warranties of the Selling Members. Each Selling Member hereby represents and warrants to Buyer that the statements contained in this Section 5.1 as follows as of the Effective Date and of the Closing Date, provided that the representations and warranties made as of the Effective Date and of the Closing Date shall be qualified by the Schedules attached hereto as of the Effective Date and further attached as of the Closing Date (the “Schedules”):

5.1.1        Authority. Selling Members have the requisite power and authority to own the Purchased Equity set forth opposite his or its name on Schedule 1. Selling Members have the requisite power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder.

5.1.2        Binding Effect. This Agreement has been duly executed and delivered by Selling Members and constitutes a legal, valid and binding obligation of Selling Members, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

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5.1.3        Title to the Interests. Selling Members are the sole legal and beneficial owner of the Purchased Equity set forth opposite his name on Schedule 1 and have good and valid title to, and have full power and authority to sell, convey and assign legal and beneficial ownership of such Purchased Equity, free and clear of any Liens and, upon delivery of and payment of the Purchase Price provided in this Agreement, Selling Members will convey to Buyer good and valid title to such Purchased Equity, free and clear of any Liens.

5.1.4        Noncontravention. Neither Selling Members’ execution and delivery of this Agreement nor their performance of the obligations hereunder (a) violates the organizational documents of the Company; (b) violates or constitutes a default under any agreement or instrument to which Selling Members or the Company, as applicable, is a party or by which Selling Members or the Company, as applicable, may be bound; or (c) requires the consent or approval of any Person, which has not already been obtained or which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.

5.1.5        No Violations. The execution, delivery and performance of this Agreement by Selling Members will not, subject to obtaining any Seller Required Consents, result in any violation in any respect by Selling Members under any provisions of: (a) any order, writ, injunction, decree, statute, rule or regulation applicable to Selling Members or the Company, or their respective properties or assets; or (b) any note, bond, mortgage, Permit, concession, license, contract, lease or other agreement, instrument of obligation of any kind to which Selling Members or the Company is now a party or by which it or any of its properties or assets may be bound or affected.

5.1.6        Seller Required Consents. Except as disclosed in Schedule 4.1.10, neither Selling Members nor the Company are required to give any notice or obtain any Consent from any Person or any Governmental Authority whatsoever in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

6.1              General Representations and Warranties. Except as set forth on Schedule 6, Buyer hereby represents and warrants to Selling Members, as of the Closing Date:

6.1.1        Organization. Buyer (a) has been duly formed, is validly existing and is in good standing under its respective jurisdiction of formation and (b) has been duly qualified to do business in and is in good standing in all jurisdictions in which its properties (or the character of its business) require such qualification.

6.1.2        Authority. Buyer has the requisite power and authority to own the Purchased Equity of the Company under the terms of this Agreement. Buyer has the requisite power and authority to execute and deliver this Agreement and to perform fully its obligations under this Agreement.

6.1.3        Binding Effect. Buyer has taken all necessary limited liability company action to authorize, effect and approve the transactions set forth herein. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

6.1.4        Litigation. Buyer has not received written notice of any litigation, claim, action, suit, proceeding or governmental investigation pending and to the knowledge of Buyer there is no pending, threatened litigation, claim, action, suit, proceeding or governmental investigation against Buyer that relates in any way to this Agreement, the ability of Buyer to satisfy any of its obligations hereunder or that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the business, assets or financial condition of Buyer or the ability of Buyer to fulfill its obligations hereunder.

6.1.5        No Violations. The execution, delivery and performance of this Agreement by Buyer will not result in any violation in any material respect by Buyer under any provisions of: (a) the certificate of formation or limited liability company agreement of Buyer or similar governing documents of Buyer; (b) any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its respective properties or assets; or (c) any note, bond, mortgage, Permit, concession, license, contract, lease or other agreement, instrument or obligation of any kind to which Buyer is now a party or by which it or any of its properties or assets may be bound or affected.

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ARTICLE 7
CONDITIONS PRECEDENT

7.1              Conditions Precedent to the Closing.

7.1.1        Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to purchase the Purchased Equity from the Selling Members shall be subject to the satisfaction of each of the following conditions (unless waiver in writing by Buyer) at or prior to the Closing:

(a)               Delivery of the Allocation Schedule;

(b)               Delivery of each Employment Agreements executed by the key employees.

(c)               Delivery of the Award Agreement executed by the affected Selling Members.

(d)               Each representation and warranty set forth in Articles 4 and 5 is true and correct as of the Effective Date.

(e)               Delivery to Buyer of a copy of one or more resolutions or other authorizations of the Company certified by the appropriate officers of the Company as being in full force and effect on the Closing Date, authorizing the transactions contemplated herein and providing for the execution, delivery and performance of this Agreement and any instruments or agreements required hereunder, all in form and substance reasonably acceptable to Buyer.

(f)                Delivery to Buyer of a certificate signed by the appropriate authorized officer of the Company and dated the Closing Date as to the incumbency of the natural persons authorized to execute and deliver this Agreement and any instruments or agreements required hereunder.

(g)               Delivery to Buyer of a certificate by an authorized officer of the Company attaching and certifying the following: (i) true and correct copies of the Certificate of Formation of the Company, certified by the Secretary of State of the Commonwealth of Pennsylvania; (ii) delivery of good standing or similar foreign qualification certificates issued by the Secretary of State (or comparable state agency) in all jurisdictions in which its properties or the character of its business require such qualification.

(h)               All Seller Required Consents shall have been duly obtained or made and shall be in full force and effect, and any terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of Closing shall have occurred.

(i)                 Selling Members shall have performed and complied within all material respects all of their respective covenants set forth in this Agreement that are required to be performed by the Selling Members on or before the Closing Date.

(j)                 Buyer shall not have identified any matter that, in Buyer’s reasonable commercial judgment, Buyer believes may have a Material Adverse Effect on the Business or the Company.

(k)               Buyer shall have received certificates, if any, representing all of the Interests, along with duly executed powers attached in proper form for transfer of the Purchased Equity to Buyer.

(l)                 Selling Members shall have delivered and Buyer shall have had reasonable time to review detailed accounting and financial records, and Buyer shall be satisfied, in its sole discretion, with the form and substance of such information.

7.1.2        Conditions Precedent to the Selling Members’ Obligations. The obligations of the Company to sell to Buyer the Purchased Equity and each Selling Member to sell and transfer the Purchased Equity to Buyer are subject to the satisfaction of each of the following conditions (unless waived in writing by the Company) at or prior to the Closing:

(a)               Delivery of the Allocation Schedule;

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(b)               Delivery of each Employment Agreement executed by the Company at the direction of Buyer.

(c)               Delivery of the Award Agreement executed by Buyer.

(d)               Delivery of the Promissory Note executed by Buyer.

(e)               Each representation and warranty set forth in Article 6 is true and correct as of the Closing Date.

(f)                Delivery to Selling Members of a copy of one or more resolutions or other authorizations of Buyer certified by the appropriate officers of Buyer as being in full force and effect on the Closing Date, authorizing the transactions contemplated herein and providing for and the execution, delivery and performance of this Agreement and all instruments or agreements required hereunder.

(g)               Buyer shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Buyer on or before the Closing Date.

7.2              Closing without Satisfaction of All Conditions. In the event that the conditions for Closing set forth in Section 7.1.1 are not satisfied as a direct result of a failure of any of the Selling Members to make commercially reasonable efforts to satisfy such condition and the satisfaction of such condition was within such Selling Members’ reasonable control, Buyer, in its sole discretion (and subject to Buyer’s right set forth in the last sentence of this section), may elect to waive satisfaction of any remaining conditions precedent and proceed to the Closing. [In the event that Buyer elects to proceed to the Closing pursuant to this Section 7.2, Buyer shall be entitled to an equitable downward adjustment in the Purchase Price, which equitable adjustment shall reflect the additional risk, delay and inconvenience borne by Buyer, if any, any impairment to the value of the Company or the Purchased Equity or any costs or expenses reasonably anticipated to be incurred by Buyer as a result; provided, however, that if the Parties are unable to agree on an appropriate adjustment in the Purchase Price within five (5) days, then the Parties shall proceed pursuant to Section 12.2.

ARTICLE 8
COVENANTS OF THE COMPANY, SELLING MEMBERS and BUYER

8.1              Covenants of the Company and Buyer.

8.1.1        Further Assurances. Each Party agrees to execute and deliver, or cause its respective Affiliates to execute and deliver, such further documents and instruments and to take such further actions after the Closing Date as may be necessary or desirable, and reasonably requested by the other Party, to give effect to the transactions contemplated by this Agreement.

8.2              Non-Competition.

8.2.1                                   In (a) consideration for Buyer’s acquisition of the Purchased Equity and the transfer of the goodwill associated therewith, (b) order to protect the goodwill obtained by Buyer and transferred by Selling Members as a result of the transactions contemplated by this Agreement, and (c) in order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement and as an express incentive for Buyer to enter into this Agreement, the Selling Members expressly covenant and agree that, during the Prohibited Period, the Selling Members will refrain from, other than on behalf of Buyer or any of its Affiliates, carrying on directly or indirectly in the Company Restricted Business in the United States of America (the “Restricted Area”). Selling Members agree and covenant that, because the following conduct would effectively constitute carrying on the Company Restricted Business, the Selling Members will not, in the Restricted Area during the Prohibited Period, directly or indirectly, (x) own, manage, operate, join, become an employee of, control or participate in or be connected with any business or Person (other than Buyer or any of its Affiliates) which engages in the Company Restricted Business or (y) loan money to or sell or lease equipment to any business or Person which engages in the Company Restricted Business. As used in this Agreement:

(i)                 “Company Restricted Business” means the Company Business.

(ii)              “Prohibited Period” means the period beginning on the Closing Date and ending on the three year anniversary thereof.

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8.2.2                                Notwithstanding the restrictions set forth in Section 8.2, the Selling Members may own an aggregate of not more than 2% of the outstanding Interests of any Person engaged in the Company Restricted Business, if such Interests are listed on a national securities exchange, without violating the provisions of Section 8.2; provided that the Selling Members shall not have the power, directly or indirectly, to control or direct the management or affairs of any such Person and the Selling Members shall not be involved in the management of such Person.

8.2.3                                Selling Members expressly covenant and agree that during the Prohibited Period, the Selling Members will not, and will cause their Affiliates not to, directly or indirectly, (A) engage or employ, or solicit or contact with a view to the engagement or employment of any Person who is an officer, director, employee or agent of the Company, Buyer or its Affiliates, or (B) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company, Buyer or its Affiliates any Person who or which is known by the Selling Members to be a customer, consultant or supplier of Buyer or its Affiliates or who or which was a customer, consultant or supplier of the Company within the prior one (1) year, in each instance immediately prior to the Closing.

8.2.4                                To the extent that any part of this Section 8.2 may be invalid, illegal or unenforceable for any reason, it is intended that such part will be enforceable to the extent that a court of competent jurisdiction will determine that such part, if more limited in scope, would have been enforceable, such part will be deemed to have been so written and the remaining parts will be effective as written and enforceable in all events and the Parties agree to request that such court enforce this Section 8.2 as if so written.

8.2.5                                The Parties agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 are reasonable in all respects and do not impose any greater restraint than is necessary to protect the goodwill that Selling Members are transferring pursuant to this Agreement and the legitimate business interests of Buyer and that these limitations are intended to comply with all applicable legal requirements. The Parties further agree that, in the event of a breach or threatened breach of any of the provisions of this Section 8.2, Buyer will be entitled to immediate injunctive relief, as any such breach would cause Buyer irreparable injury for which it would have no adequate remedy at law. Nothing in this Agreement will be construed so as to prohibit Buyer from pursuing and obtaining any other remedies available to it under this Agreement, at law or in equity, for any such breach or threatened breach.

8.2.6                                Selling Members hereby represent to Buyer that Selling Members have read and understand, and agree to be bound by, the terms of this Section 8.2. Selling Members acknowledge that the geographic scope and duration of the covenants set forth in this Section 8.2 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company and the Company Business, (ii) Selling Members’ level of control over, contact with, knowledge of confidential information about, and association with the goodwill of, the Company and the Company Business in all jurisdictions in which it is conducted, (iii) the fact that the Company Business is conducted by the Company throughout the Restricted Area, and (iv) the consideration that Selling Members are receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Buyer is paying. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable legal requirements, the Parties waive any provision of applicable legal requirements that would render any provision of this Section 8.2 invalid or unenforceable.

8.2.7                                Selling Members acknowledge and agree that, other than as expressly set forth in the Employment Agreements, in no way does this Agreement create an employment relationship for any definite period of time.

8.3              Use of Name. Selling Members agree that from and after the Closing Date, Selling Members and their Affiliates will not directly or indirectly use in connection with any business activities any service marks, trademarks, trade names (regardless of whether the Company currently uses such names), trade dress, internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any word or logo that is confusingly similar in sound or appearance thereto, and used or otherwise exploited by the Company on or before the Closing Date, except as otherwise expressly permitted in writing by the Buyer, which permission may be denied in the sole and absolute discretion of Buyer.

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8.4              Confidentiality. Selling Members agree that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Company Business or the terms of this Agreement will be maintained in confidence and will not be divulged by Selling Members or their Affiliates to any Person unless and until they will become public knowledge (other than by disclosure in breach of this Section 8.4) or as required by applicable legal requirements, including applicable securities laws and regulations; provided that before Selling Members or any of their Affiliates discloses any of the foregoing as may be required by applicable legal requirements, such Person will give Buyer reasonable advance notice and take such reasonable actions as Buyer may propose to minimize the required disclosure. Notwithstanding the foregoing, information shall not be considered “confidential information” for purposes of this Section 8.4 if: (i) the information is or becomes part of the public domain other than as a result of unauthorized disclosure by a Selling Members of such information or (ii) the information has been or is made available to Selling Members by a third party that, to Selling Members’ actual knowledge, is not under an obligation of confidentiality to the Company or Buyer.

8.5              Transfer Taxes.

8.5.1                                Selling Members will be responsible for the payment of any transfer, sales, use, excise, real property transfer or gain, gross receipts, goods and services, purchase, documentary, stamp, registration, retailer occupation or other similar Taxes (“Transfer Taxes”) that arise by reason of the consummation of the transactions contemplated by this Agreement. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party.

8.5.2                                Any Tax Return that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local legal requirements for the filing of such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Party at least ten (10) days prior to the expected filing date for such Tax Returns. Selling Members will provide Buyer with written evidence of remittance of Selling Members’ applicable Transfer Taxes. To the extent Transfer Taxes are actually collected from Buyer or its Affiliates, Selling Members agree to remit to Buyer upon demand an amount in cash equal to such amount.

8.6              Tax Returns; Liability for Taxes; Other Tax Matters.

8.6.1                                Pre-Closing Tax Returns. Selling Members will cause to be prepared each Tax Return of the Company for a Pre-Closing Tax Period (each, a “Pre-Closing Tax Return”). At least thirty (30) days prior to the due date for filing such Pre-Closing Tax Return, Selling Members will deliver a copy of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and comment. Selling Members will revise such Pre-Closing Tax Return to reflect any reasonable comments received from Buyer and, not later than five (5) days prior to the due date for filing such Pre-Closing Tax Return, will provide such revised Pre-Closing Tax Return to Buyer (executed, as may be required, by any present or former authorized owners or officers of the Company) for filing by Buyer with the appropriate Governmental Authority. Not later than five (5) days prior to the due date for payment of Taxes with respect to such Pre-Closing Tax Return, Selling Members will pay to (or at the direction of) Buyer the amount of any Selling Members Taxes with respect to such Pre-Closing Tax Return.

8.6.2                                Straddle Period Tax Returns. Buyer will prepare or cause to be prepared each Tax Return of the Company for a Straddle Period (each, a “Straddle Tax Return”). Not later than thirty (30) days prior to the due date for filing such Straddle Tax Return, Buyer will deliver a copy of such Straddle Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which shall be provided to Selling Members by Buyer upon written request of the Selling Members), together with all supporting documentation and workpapers, to Selling Members for review and comment. Buyer will cause such Straddle Tax Return (as revised to incorporate the reasonable comments of Selling Members) to be filed timely with the appropriate Governmental Authority and will provide a copy to Selling Members. Not later than five (5) days prior to the due date for payment of Taxes with respect to such Straddle Tax Return, Selling Members will pay to (or at the direction of) Buyer the amount of any Selling Members’ Taxes with respect to such Straddle Tax Return.

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8.6.3                                Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(a)               in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(b)               in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period.

8.7              Cooperation on Tax Matters. Buyer and Selling Members shall cooperate fully as and to the extent reasonably requested by another Party in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company (each a “Tax Proceeding”). Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third-Party Claim shall be governed by Section 9.4.2. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement. Moreover, Buyer hereby agrees to notify Selling Members immediately, but in no event less than five (5) days after receipt, of any notice of Tax Proceeding applicable to a period prior to Closing.

8.8              Books and Records. Selling Members acknowledge and agree that from and after the Closing, Buyer will be entitled to the originals of all books and records. Selling Members will promptly deliver to Buyer such originals of all books and records and will cooperate with Buyer in the preparation and/or audit of historical financial statements for the Company Business for such periods as may be reasonably requested by Buyer. Notwithstanding the foregoing, Selling Members shall be entitled to keep one copy of the books and records which relate to the period preceding the Closing Date; provided, however, that Selling Members’ copy of the books and records shall be subject to the provisions of Section 8.4; and provided, further, that Buyer will be entitled to destroy books and records in accordance with a customary document retention policy.

8.9              Publicity. Except as required by a court of competent jurisdiction or applicable legal requirements, including applicable securities laws and regulations, neither Selling Members nor any of their Affiliates will, without the prior consent of Buyer (which will not be unreasonably withheld), make any statement or any public announcement or press release with respect to the transactions contemplated by this Agreement.

8.10          Conduct of Business. Since the Most Recent Balance Sheet Date, unless Buyer has otherwise consented in writing, the Company and the Selling Members shall:

(a)               pay, on or prior to the Closing Date, all debt and other liabilities of the Company incurred in connection with the Business, to the extent such accounts payable and accrued expenses are necessary to consummate the Transactions;

(b)               operate the Business only in the usual, regular and ordinary course and in accordance with past practice and, to the extent consistent with such operation, use its best efforts to: (i) preserve the Business’ present business organization intact; (ii) keep available the services of the employees of the Company; (iii) preserve all material business relationships with customers, suppliers, and others having business dealings with the Company; (iv) keep all of the assets of the Company in good working order and repair, ordinary wear and tear excepted; and (v) maintain in full force and effect all of the existing casualty, liability, and other insurance of the Business through the Closing Date in amounts not less than those in effect on the date hereof;

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(c)               maintain the Books and Records and accounts of the Business in the usual, regular and ordinary manner and on a basis consistent with past practices; and

(d)               give to Buyer, and its counsel, accountants and other representatives, upon reasonable notice, and with a representative of Selling Members present, reasonable access during normal business hours to all of the assets and the personnel, books, tax returns, contracts, commitments and other records of Seller related thereto, including in the areas of detailed financial testing, human resources, taxes and environmental, and furnish to Buyer and its representatives all such additional documents, financial information and information with respect to the Company as the Buyer or its representatives may reasonably request.

ARTICLE 9

INDEMNIFICATION

9.1              Survival of Representations. The representations and warranties in Articles 4 and 5 shall survive for two years after the Closing Date, with the exception of the representations and warranties in (a) Sections 4.1.1, 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.1.6, and Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.1.5, 5.1.6, which shall survive indefinitely; and (b) Sections 4.1.7, 4.1.14 and 4.1.16, which shall survive for the applicable statute of limitations period, plus ninety (90) days. The representations and warranties in Article 6 shall survive for two years after the Closing Date. Notwithstanding the foregoing, any matter as to which an indemnification notice made in good faith in accordance with this Article 9 shall have been asserted during the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

9.2              Indemnification by Selling Members.

9.2.1        Extent of Indemnity. Subject to the provisions of Section 9.2.2 hereof and provided Buyer makes a written claim within the relevant survival period (a “Claim”), the Selling Members, severally and not jointly, shall indemnify, defend and hold harmless Buyer and its officers, members, managers and employees (the “Buyer Indemnified Party”) from and against any and all Losses (as defined below) to which any Buyer Indemnified Party becomes subject, which Losses arise out of or are incurred in connection with: (i) any fraud, negligence or willful act or omission by or through any Selling Member in connection with this Agreement, (ii) any breach of a representation or warranty made by the Company or as re-certified in a certificate delivered by the Company at the Closing, or (iii) any breach of any covenant, agreement or obligation of the Company or a Selling Members contained in this Agreement.

For purposes of this Agreement, “Losses” shall mean any and all losses, liabilities, claims, damages (including any governmental penalty or punitive damages), deficiencies, diminution in value, interest, costs and expenses and any actions, judgments, costs and expenses (including reasonable attorneys’ fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding commenced incident to the enforcement of this Agreement); provided that Losses shall not include consequential, indirect or punitive damages except to the extent required to be paid to a third party; provided, further that with respect to Section 5.1.10, Losses shall be limited to actual assessments, penalties, interest, and costs, including attorneys fees, incurred with respect to Taxes for taxable periods ended on or prior to the Closing Date.

9.2.2        Limitations. Except for Losses resulting from a Selling Members’ fraud or willful misconduct, Buyer Indemnified Party shall not be entitled to indemnification for any Losses pursuant to Section 9.2.1 hereof (a) to the extent arising out of the fraud or willful misconduct of any Buyer Indemnified Party or (b) for amounts that either individually or in the aggregate exceed the aggregate Purchase Price.

9.3              Indemnification by Buyer.

9.3.1        Extent of Indemnity. Subject to the provisions of Section 9.3.2 hereof and provided the Company or a Selling Member makes a written claim within the relevant survival period, Buyer hereby agrees to indemnify, defend and hold harmless the Company, the Selling Members and the Company’s officers, members and managers and employees (the “Seller Indemnified Party”) from and against any and all Losses to which any Seller Indemnified Party becomes subject, which Losses arise out of or are incurred in connection with: (i) any fraud or willful act or omission by or through any Buyer Indemnified Party in connection with this Agreement, (ii) any breach of a representation or warranty made by Buyer or as re-certified in a certificate delivered by Buyer at the Closing, or (iii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement.

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9.3.2        Limitations. Except for Losses resulting from a Buyer Indemnified Party’s fraud or willful misconduct, Seller Indemnified Party shall not be entitled to indemnification for any Losses pursuant to Section 9.3.1 hereof (a) to the extent arising out of the fraud, negligence or willful misconduct of any Seller Indemnified Party or (b) for amounts that either individually or in the aggregate exceed the amount of the Purchase Price to be paid to Selling Members under this Agreement; provided, however, that a Selling Members shall only be entitled to recover amounts in respect of a Claim for indemnification from Buyer with respect to any payment actually paid by Buyer to Selling Members under Section 3.1.1 hereof. Neither the exercise of nor the failure to deliver a Claim will constitute an election of remedies or limit Selling Members in any manner in the enforcement of any other remedies that may be available to them.

9.4              Indemnity Procedures.

9.4.1        Third Party Claims. In case any claim, demand or action shall be brought by any third party including any Governmental Authority, against a party entitled to indemnity under Section 9.2 or 9.3 above, such indemnified party shall promptly notify the indemnifying party or parties, as the case may be, of such claim, demand or action for which indemnification is or may be sought. In addition, in case a Party hereto shall become aware of any facts which could reasonably be expected to result in any such claim, demand or action, such Party shall promptly notify the other Party who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other Party shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnifying party shall have forty-five (45) days from the receipt of notice of a third party claim for which an indemnified party is seeking indemnification under Section 9.2 or 9.3 above to notify the indemnified party (i) whether or not the indemnifying party disputes liability to the indemnified party hereunder with respect to Losses attributable to such third party claim and (ii) whether or not the indemnifying party desires, at its sole cost and expense, to defend against such third party claim. In the event that the indemnifying party timely notifies the indemnified party that the indemnifying party does not dispute its obligation to indemnify hereunder and desires to defend the indemnified party against such third party claim and except as hereinafter provided, the indemnifying party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the indemnifying party to a final conclusion; provided that, unless the indemnified party otherwise agrees in writing, the indemnifying party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the indemnified party with respect to claims raised in such proceeding. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim undertaken by the indemnifying party pursuant to this Section 9.4.1; provided, however, that, the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files. Notwithstanding the foregoing, if at any time, in the reasonable opinion of the indemnified party, notice of which shall be given in writing to the indemnifying party, any such third party claim seeks relief which could have a material adverse effect on the business, assets or financial condition of any indemnified party, the indemnified party shall have the right to control or assume (as the case may be) the defense of any such claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the indemnifying party hereunder. If the indemnified party should elect to exercise such right, the indemnifying party shall have the right to participate in, but not control, the defense of such claim at the sole cost and expense of the indemnifying party; provided that with respect to claims related to Taxes, unless the indemnified party irrevocably waives its rights to indemnification in respect of such claim, the indemnified party shall not settle such claim without the consent of the indemnifying party (such consent not to be unreasonably withheld). If the indemnifying party elects not to defend the indemnified party against such third party claim, whether by failure of the indemnifying party to give the indemnified party timely notice as provided above or otherwise, then the indemnified party, without waiving any rights against the indemnifying party, may settle or defend against any such claim in the indemnified party’s sole discretion and the indemnified party shall be entitled to recover from the indemnifying party the amount of any settlement or judgment and, on an ongoing basis, all costs and expenses of the indemnified party with respect thereto, including interest from the date such costs and expenses were incurred, subject to the provisions of Section 9.2 or 9.3, as the case may be.

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9.4.2        Other Claims. With respect to any other claim as to which a Party shall seek indemnity from the other Party, such Party shall promptly notify the other Party from whom indemnity is or may be sought in writing of the claim. The notice of claim (a) shall state in reasonable detail the nature of the alleged liability, (b) shall state the amount of the loss that the Party claims it is entitled to be indemnified including if appropriate, the estimate of the potential loss, and (c) shall further provide a particular statement explaining the basis of the claim and of the amount or estimate of the loss. The indemnifying party shall have the right to take such action as it may deem appropriate to resolve such matter; provided, however, that the indemnified party shall have the right to participate in such matter. In the event that the parties are ultimately unable to resolve in good faith the claim or the amount of the loss, then either party may commence a dispute resolution proceeding as provided in Section 12.2.

9.4.3        Failure to Give Notice. The indemnified party’s failure to give reasonably prompt notice to the indemnifying party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder, shall not relieve the indemnifying party of any liability which it may have to the indemnified party unless, and solely to the extent that, the failure to give such notice materially and adversely prejudiced the indemnifying party.

9.5              Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary and subject to the following sentence, the indemnification obligations of the parties contained in this Article 9 shall, if the Closing Date occurs, be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims for Losses sustained or incurred arising out of or relating to any breach of representation or warranty, covenant or agreement contained in this Agreement, including any claims with respect to environmental, health and safety matters, including any such matters under CERCLA; provided, however, that (i) the Parties may seek to enforce the provisions of this Agreement by injunction or other equitable relief, and (ii) Selling Members may seek any and all judicial relief with respect to any Default by Buyer to satisfy its obligations to pay any amounts due and owing to Selling Members pursuant to Article 3; and each party hereby expressly waives and disclaims, and agrees that it shall not assert, any right, remedy (including the remedy of rescission) or claim in respect of any such breach or Losses based on any cause or form of action whatsoever, except as and to the extent permitted in this Article 9. This provision shall not limit any available remedy of the Party seeking indemnification for any Losses resulting from, or related to, the fraud of the other Party. Nothing in this Section is intended to constitute a waiver or limitation of any rights that any party (or their respective Affiliates) may have to assert claims against third parties.

9.6       Set Off. Upon notice to the Seller specifying in reasonable detail the basis for such offset, Buyer may offset any Losses to which it may be entitled under this Article IX against the Preferred Stock.

ARTICLE 10
TERMINATION

10.1          Termination. This Agreement may be terminated as follows:

(a)            at any time before the Closing, by Selling Members or Buyer, by written notice to the other party, in the event that any federal, state, local laws, rules, regulations or ordinances, or final and non-appealable order restrains, enjoins or otherwise prohibits or makes illegal the sale of the Purchased Equity pursuant to this Agreement;

(b)            at any time after August 31, 2022 (as such date may be extended by mutual written agreement of Buyer and Sellers) if the Closing has not yet occurred;

(c)            at any time before the Closing, by Buyer, by written notice to Seller, if there is a material adverse change on the Business;

(d)            if on or before August 31, 2022, Buyer’s filing under Regulation A of the Securities Act of 1933 has not been qualified by the Securities Exchange Commission; or

(e)            by mutual written consent of Buyer and the Company.

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10.2          Effect of Termination.

(a)               If this Agreement is validly terminated pursuant to Section 10.1, there will be no liability or obligation on the part of Selling Members, the Company or Buyer, except as provided in this Section 10.2.

(b)               Regardless of the reason for termination, Section 1.1, this Section 10.2, and Article XI (and, in each case the corresponding definitions set forth in Section 1.1) will survive any termination of this Agreement. Nothing in this Section 10.2 shall relieve or release any party to this Agreement of any liability or Losses arising out of actual (as opposed to constructive) fraud.

(c)               In connection with a termination pursuant to Section 10.1, (i) the Cash Consideration shall be converted to principal under a promissory note in the form of the Promissory Note contemplated herein; provided, however, that the Promissory Note is not paid in full to Buyer within 60 days of the termination of this Agreement, the collateral assets of the Company shall be transferred to Buyer in accordance with the Letter of Intent dated April 18, 2022, by and among the Parties.

10.3          Conduct of Business. Selling Members and the Company covenant and agree that, except (i) as otherwise expressly contemplated by this Agreement or (ii) as otherwise approved in writing by Buyer, from the Effective Date until the Closing (the “Interim Period”), Selling Members and the Company shall cause the Business to operate its business in the ordinary course of business consistent with past practice, and shall use commercially reasonable efforts to preserve, maintain and protect the assets and the Business. In furtherance and not in limitation of the foregoing sentence, during the Interim Period, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by applicable law, (iii) as otherwise approved in writing by Buyer, (iv) as otherwise required to enable Selling Members and the Company to effect the Transaction contemplated herein, or (v) as required in the ordinary course of business, Selling Members and the Company shall not undertake any of the following:

(a)            amend the organizational documents of the Seller;

(b)            authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber the assets of the Business or the Purchased Equity, or grant any rights to subscribe for or acquire any assets of the Business or the Purchased Equity;

(c)            declare, set aside, make or pay any dividend or other distributions;

(d)            hire any individual who would become an employee or contractor of the Company or sponsor, administer, adopt, participate in or contribute to any Plan other than those in the ordinary course of business consistent with past practice;

(e)            sell, assign, transfer, convey, lease or otherwise dispose of any assets to any Person or create any Lien (other than any Permitted Liens) against any assets of the Company or the Purchased Equity;

(f)             except as may be required to meet the requirements of any applicable law or GAAP, change any accounting method or practice with respect to the Company or the Company Business;

(g)            incur, create, assume, guarantee or otherwise become liable for any Debt other than those programs required by retailers and distributors in the ordinary course of business consistent with past practice;

(h)            discharge or settle any Claim or liability against or involving the Company or the Company Business or release or compromise any right or benefit of the Company or the Company Business;

(i)              make or change any Tax election or method of accounting, settle any dispute or claim with respect to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other action that would have the effect of increasing the Tax liability of the Company or the Company Business for any period after the Closing Date;

(j)              fail to maintain its corporate existence, acquire by merger or consolidation with, or merge or consolidate with, or purchase any assets of, any other Person;

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(k)            liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of the Company or the Company Business;

(l)              make any loans or advances to any Person;

(m)          enter into any Contract or permit, or amend, terminate or permit to lapse or expire any Material Contract or permit; provided, however, that Seller shall have the right to take such actions reasonably required to renew or extend any Material Contract or permit upon the written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed);

(n)            grant any waiver of any term under, or give any consent with respect to, any Material Contract or Contract that would be a Material Contract if in existence on the date hereof; or

(o)            commit or agree to do any of the foregoing.

ARTICLE 11
NOTICES

Any communications between the Parties or regular notices provided herein to be given shall be given to the following addresses:

To Buyer:	YUENGLING’S ICE CREAM CORP.

One Glenlake Parkway, #650

Atlanta, GA 30328

Attn: Robert C. Bohorad, President & CEO

Email: rbohorad@yuenglingsicecream.com

To Selling Members:	Robert Carlson

325 W Market Street

Orwigsburg, PA 17961

Email: BobC@sharegrowthmarketing.com

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either party may send notices by email or by a nationally recognized overnight courier service which provides written proof of delivery (such as UPS or Federal Express). Any notice sent by email shall be effective upon receipt, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the Party at its address specified above as set forth in the courier’s delivery receipt. Either Party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

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ARTICLE 12
MISCELLANEOUS

12.1          Expenses. Except as otherwise set forth in this Agreement, all fees, costs and expenses incurred by a Party in connection with this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees, costs and expenses.

12.2          DISPUTE RESOLUTION; EXCLUSIVE JURISDICTION. IN THE EVENT A DISPUTE ARISES BETWEEN BUYER AND SELLING MEMBERS RELATING TO THIS AGREEMENT, THE AGGRIEVED PARTY SHALL PROVIDE WRITTEN NOTIFICATION OF THE DISPUTE TO THE OTHER PARTY. A MEETING SHALL BE HELD PROMPTLY BETWEEN THE PARTIES, ATTENDED BY REPRESENTATIVES OF THE PARTIES WITH DECISION-MAKING AUTHORITY REGARDING THE DISPUTE, TO ATTEMPT IN GOOD FAITH TO NEGOTIATE A RESOLUTION OF THE DISPUTE. IF, WITHIN FOURTEEN (14) DAYS AFTER SUCH MEETING, THE PARTIES HAVE NOT SUCCEEDED IN NEGOTIATING A RESOLUTION OF THE DISPUTE, EITHER PARTY MAY REFER THE DISPUTE TO THE STATE OR FEDERAL COURTS LOCATED IN THE MIDDLE DISTRICT OF PENNSYLVANIA, WHICH SHALL BE THE SOLE LEGALLY BINDING FORUM AVAILABLE TO THE PARTIES FOR RESOLUTION OF A DISPUTE HEREUNDER. EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT, AND CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION BEING MADE UPON SUCH PARTY BY MAIL AT THE ADDRESS SPECIFIED IN ARTICLE 12. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT ANY FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

12.3          Successors and Assigns. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; except that Buyer shall have the right to, with advance written notice to Selling Members (such notice to include a copy of the proposed assignment agreement), assign some or all of its rights or obligations under this Agreement to one or more if its Affiliates without Selling Members’ prior written consent (such an assignment may, for example, transfer to an Affiliate the right to acquire all of the Purchased Equity in the Company), provided such Affiliate assumes in writing all of Buyer’s obligations hereunder. Any assignment in contravention of this Section shall be null and void.

12.4          Entire Agreement; Amendments; Attachments. This Agreement represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties including without limitation the letter of intent which the Parties entered into as of March 29, 2021. The Parties may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Parties.

12.5          Severability. Any provision of this Agreement that is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.6          GOVERNING LAW. THIS AGREEMENT (INCLUDING ANY CLAIMS OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES OR ANY SUBSTANTIVE LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA.

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12.7          Section Headings. The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

12.8          Counterparts. This Agreement may be executed in one or more counterparts, including by email in portable document format, each of which shall be deemed to be an original, but all of which shall be one and the same instrument.

12.9          Cooperation. Each of the Parties agrees to perform all such acts (including executing and delivering such instruments and documents) as shall be reasonably requested by the other party to fully effectuate each and all of the purposes and intent of this Agreement.

12.10      No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of the Parties hereof, and except as specifically provided herein, no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

12.11      Waiver. Any term of this Agreement may be waived at any time by the Party that is entitled to the benefit hereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

12.12      Attorneys’ Fees. In the event of any action or suit based upon or arising out of any this Agreement or any breach hereof, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

12.13      Public Announcements. The Parties hereto each agree to (i) consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, (ii) provide to the other Party for review a copy of any such press release or public statement and (iii) not issue any such press release or make any such public statement prior to such consultation and review and, unless such issuance is required by Law, the receipt of the prior consent of the other Party to this Agreement; provided that Buyer may make any public disclosure it reasonably believes is required by applicable Government Rule or regulation or stock market rule without the consent of Selling Members, provided however that Buyer shall not reveal any terms or conditions that are not so required to be disclosed. On and after the Closing Date, any and all general public pronouncements or other general public communications concerning this Agreement and the purchase and sale by Buyer, and the timing, manner and content of such disclosures, shall be made by Buyer in its sole discretion, and the Selling Members shall not make any such pronouncements or communications without the prior written consent of Buyer to the timing, manner and content of such disclosures.

12.14      Survival. All terms and conditions of this Agreement which by reasonable or necessary implication are intended to survive termination of this Agreement shall survive termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

BUYER:

YUENGLING’S ICE CREAM CORPORATION

By: /s/ Robert C. Bohorad

Name: Robert C. Bohorad

Title: President and CEO

COMPANY:

REVOLUTION DESSERTS, LLC

Signature: /s/ Robert Carlson

Name: Robert Carlson

Title: Majority Shareholder

SELLING MEMBERS:

Signature: /s/ Luciano Vitali Alvarez

Name: Luciano Vitali Alvarez

Signature: /s/ Robert Carlson

Name: Robert Carlson

Signature: /s/ Charles Green

Name: Charles Green

[SIGNATURE PAGE TO YICC / REVOLUTION MIPA]

SCHEDULE 1

SELLING MEMBERS

NAME	PERCENTAGE INTEREST

Robert Carlson	85.00%

Charles Green	5.00%

Luciano Vitali Alves	10.00%

TOTAL	100.00%

[SCHEDULE 1 TO YICC / REVOLUTION MIPA]

SCHEDULE 2

KEY EMPLOYEES

Charles Green (President and Chief Executive Officer)

Robert Carlson (Chief Revenue Officer)

Dustin Rotenberg (Manager of Field Sales Retail and Food Service)

Austin Carlson (Manager of Field Sales, Distributer and Retailer Compliance)

Austin Carlson (Manager of Field Sales and Distributor and Retailer Compliance)

[SCHEDULE 2 TO YICC / REVOLUTION MIPA]